Cryptek, Inc. Signs Definitive Agreement

to Acquire Assets of ION Networks, Inc.

South Plainfield, NJ USA – November 19, 2007 – Today ION Networks, Inc. (“ION”) (OTCBB: IONN.OB), a provider of remote management and secure access products, announced that it has signed a definitive agreement with Cryptek, Inc. (“Cryptek”), a privately owned, leading manufacturer of dynamic and trusted identity and access control solutions, for Cryptek to purchase substantially all of the assets of ION for $3.2 million plus the assumption of certain liabilities. A meeting of shareholders will be held in late December. Materials for that meeting will be furnished in the near future. Closing of this asset sale is subject to shareholder approval and other customary closing conditions.

“Following the turbulence of the telecom market in 2000, ION pursued an organic growth strategy. Though we ultimately made strides in both customer acquisition and product development, insufficient capitalization presented a continuing challenge. Cryptek’s offer is an opportunity to continue development of ION’s technology while providing leading-edge solutions to our customers and partners,” said Norman E. Corn, CEO of ION Networks, Inc. The combination of assets will bring together ION’s suite of secure remote management products, developed over the last 25 years and installed worldwide, with Cryptek’s more than 20 year’s experience developing advanced security solutions that protect many of the US government’s most critical information assets.  “We welcome the addition of ION’s product line and team, and see the ION acquisition as a key element of our growth strategy,” said William Andersen, CEO of Cryptek.

At this time, it is ION’s intention to acquire another business. ION will use the net proceeds of the sale of the assets to identify acquisition candidates for such purpose and to combine with such company. “Both the Crypek transaction and the subsequent transaction provide an opportunity to redeploy assets to increase shareholder value,” said Patrick Delaney, CFO of ION Networks, Inc.

About ION Networks, Inc.

ION Networks, Inc. (OTCBB: IONN.OB) provides remote management and secure access products that enable service providers, equipment manufacturers, government and military agencies, and enterprise companies to remotely manage, monitor, and secure critical voice and data networks. Over half the world’s top telecommunications firms rely on ION technology to ensure quality service for their customers. With over 60,000 devices deployed worldwide, ION’s products are currently in use in over 35 countries. For more information, visit www.ion-networks.com or call +1 908.546.3900.

ION Networks™ is a registered trademark of ION Networks, Incorporated. All other trademarks and registered trademarks are properties of their respective owners.

About Cryptek, Inc.

Cryptek, Inc., a privately held company, is recognized as an industry leader of dynamic and trusted identity and access control solutions and TEMPEST products.  With over 20 years of experience in developing and delivering security solutions, Cryptek has worked with numerous DoD & Civilian agencies.  Partnered with the industries top software and hardware manufactures, Cryptek offers customers advanced security solutions to meet their ever growing needs.  Current Cryptek solutions have been awarded an EAL 4 rating from Common Criteria (CC) and numerous cryptographic module evaluation certificates as part of the National Institute of Standards and Technology (NIST) Federal Information Processing Standards Publication (FIPS PUB140).  For more information, please visit the Cryptek web site at www.cryptek.com or call +1 571.434.2000.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to technological changes, product development, competition, protection of intellectual property, working capital balance and reliance on several key customers and members of management.

Endnotes

Contact

Tara Flynn Condon

Marketing Director

+1 908.546.3903 Direct

presscontacts@ion-networks.com

Corporate Headquarters

120 Corporate Boulevard

South Plainfield, NJ 07080 USA

+1 908.546.3900 Office

www.ion-networks.com